Filed Pursuant to Rule 424(b)(3)
Registration No. 333-208502

Neurotrope, Inc.

Prospectus Supplement No. 3

240,024,699 Shares

Common Stock

This prospectus supplement no. 3 (the “Supplement”) supplements information contained in the prospectus dated January 19, 2016 (the “Prospectus”), relating to the resale by selling stockholders of Neurotrope, Inc., a Nevada corporation, of up to 240,024,699 shares of our common stock, par value $0.0001 per share.  The shares being offered consist of 150% of each of the following: (a) 26,234,940 shares of our common stock issuable upon conversion of 262,349.4 outstanding shares of our Series B Stock, (b) 26,234,940 shares of our common stock issuable upon exercise of the outstanding Series A warrants to purchase our common stock having an exercise price of $0.80 per share, (c) 26,234,940 shares of our common stock issuable upon exercise of the outstanding Series B warrants to purchase our common stock having an exercise price of $0.80 per share, (d) 26,234,940 shares of our common stock issuable upon exercise of the outstanding Series C warrants to purchase our common stock having an exercise price of $1.25 per share, (e) 26,234,940 shares of our common stock issuable upon exercise of the outstanding Series D warrants to purchase our common stock having an exercise price of $1.00 per share, (f) 26,234,940 shares of our common stock issuable upon exercise of the outstanding Series E warrants to purchase our common stock having an exercise price of $1.50 per share, (g) 363,456 shares of our common stock issuable upon exercise of placement agent warrants to purchase our common stock having an exercise price of $0.01 per share, (h) 1,090,370 shares of our common stock issuable upon exercise of placement agent warrants to purchase our common stock having an exercise price of $0.60 per share, and (i) 1,153,000 shares of our common stock issuable upon exercise of placement agent warrants to purchase our common stock having an exercise price of $1.50 per share, subject to adjustment to $0.80 per share upon the exercise of all Series A Warrants or all Series B Warrants.  The shares offered by the Prospectus were issued in connection with our private placement of securities, which was completed in November 2015 (the “November 2015 Private Placement”), and may be sold by the selling stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices.

This Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 5, 2016 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this Supplement.

This Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus. This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 8, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2016

NEUROTROPE, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55275	46-3522381
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Park Place, Suite 1401
Newark, New Jersey 07102
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (973) 242-0005

_____________________________________________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 4, 2016, Neurotrope, Inc. (the “Company”) reached a settlement agreement (the “Settlement Agreement”) with Iroquois Master Fund Ltd. and certain of its affiliates (collectively, the “Investors”) to settle a proposed consent solicitation pertaining to the reconstitution of the Company’s Board of Directors (the “Board”). Pursuant to the Settlement Agreement, in consideration for Iroquois agreeing to discontinue its proposed consent solicitation to reconstitute the Board:

●	Board members Paul Freiman and Jay Haft agreed to resign from the Board of the Company, its subsidiaries and all committees thereof, effective immediately;
●	The Company’s Chief Executive Officer, Charles Ramat, shall enter into the Ramat Separation Agreement (as described below) with the Company pursuant to which he shall resign from the Board and all other positions that he holds with the Company, including Chief Executive Officer and President, on October 3, 2016 (unless the Board determines an earlier date) with Mr. Ramat remaining as a consultant to the Company until February 28, 2018;

●	The Board agreed to appoint each of Mr. Joshua Silverman and Dr. Kenneth J. Gorelick to the Board, effective immediately, each to serve in accordance with the Company’s By-laws until his respective successor is duly elected and qualified or until his earlier resignation or removal; and

●	The Company shall enter into a consulting agreement with SM Capital Management, LLC, a limited liability company owned and controlled by Mr. Joshua Silverman.

As described above, on August 4, 2016, the Company and Charles S. Ramat, the Company’s President and Chief Executive Officer, entered into a Separation Agreement (the “Ramat Separation Agreement”). Pursuant to the Ramat Separation Agreement which was mutually agreed upon by the Company and Mr. Ramat, Mr. Ramat agreed to resign as President and Chief Executive Officer and as a member of the Board of Directors of the Company effective October 3, 2016 (the “Termination Date”) and the parties agreed that Mr. Ramat is being terminated without cause. Mr. Ramat will continue to receive his current salary and benefits through the Termination Date except that his salary shall be reduced by $10,000 per month. On the Termination Date, Mr. Ramat will receive a lump sum severance payment in the amount of $200,000, which is equal to the amount of severance he is entitled to receive if he is terminated by the Company for a reason other than cause or by him for good reason pursuant to his employment agreement with the Company. The Ramat Separation Agreement further provides that (a) the Consulting Agreement between Ramat Consulting Group and the Company, effective February 28, 2013, shall automatically be restored and become fully effective and reinstated on the same terms and conditions for the balance of its five year term, which shall expire on February 28, 2018, and pursuant to which consulting fees are to be paid at the rate of $50,000 per annum, payable monthly, and (b) on the Termination Date, Mr. Ramat’s (i) outstanding unvested stock options shall immediately vest, notwithstanding that Mr. Ramat, on the previously scheduled vesting dates, will no longer be an employee, director, or service provider to the Company, and (ii) vested options (including those whose vesting occurs pursuant the preceding clause) shall continue to be exercisable for a period of ten (10) years following the respective dates of grant of such options.

The Ramat Separation Agreement requires that Mr. Ramat remain as interim CEO of the Company for a transition period until October 3, 2016 (unless the Board determines an earlier date) and that he comply with certain confidentiality, mutual consent rights for press releases and other public communications, non-disparagement and non-solicitation restrictive covenants. The Ramat Separation Agreement also extends the non-competition provision contained in Mr. Ramat’s employment agreement notwithstanding the termination of Mr. Ramat’s employment without cause, except that he is permitted to participate in a business that is engaged in the development and/or sale of products using bryologs only for the indication of AIDS. The Ramat Separation Agreement also includes a mutual general release of claims and a requirement to obtain similar release agreements from Iroquois Master Fund Ltd. and certain other investors.

The foregoing summary of the Ramat Separation Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Ramat Separation Agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

In connection with the resignations of each of Mr. Freiman and Mr. Haft from the Board, the Company entered into Director Separation Agreements, dated August 4, 2016, with each of Mr. Freiman and Mr. Haft (the “Director Separation Agreements”). Pursuant to such Director Separation Agreements, each of Mr. Freiman and Mr. Haft’s (i) outstanding unvested stock options shall immediately vest, notwithstanding that such director, on the previously scheduled vesting dates, will no longer be an employee, director, or service provider to the Company, and (ii) vested options (including those whose vesting occurs pursuant the preceding clause) shall continue to be exercisable for a period of ten (10) years following the respective dates of grant of such options. The Director Separation Agreements also include mutual consent rights for press releases and other public communications, a non-disparagement provision and a mutual general release of claims.

The foregoing summary of each of the Director Separation Agreements does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Director Separation Agreements with each of Mr. Freiman and Mr. Haft, which are attached as Exhibits 10.2 and 10.3 hereto, respectively, and incorporated herein by reference.

In addition, on August 4, 2016, the Company entered into a consulting agreement with SM Capital Management, LLC (“SMCM”), a limited liability company owned and controlled by Mr. Joshua Silverman (the “Consulting Agreement”). Mr. Silverman was appointed to the Board on August 4, 2016. Pursuant to the Consulting Agreement, SMCM shall provide consulting services which shall include, but not be limited to, providing business development, financial communications and management transition services, for a one-year period, subject to annual review thereafter. SMCM’s annual consulting fee is $120,000, payable by the Company in monthly installments of $10,000. In addition, SMCM shall be reimbursed for (i) all pre-approved travel in connection with the consulting services to the Company, (ii) upon submission to the Company of appropriate vouchers and receipts, for all other out-of-pocket expenses reasonably incurred by SMCM in furtherance of the Company’s business and (iii) SMCM’s out-of-pocket legal and advisory fees in connection with SMCM’s recent involvement with the Company, including, but not limited to, expenses incurred in connection with the proposed consent solicitation and the Consulting Agreement, which reimbursement shall not exceed $50,000. In addition, the Consulting Agreement provides that effective immediately, Mr. Silverman shall be appointed as a member of the Board and that Mr. Silverman shall continue to be a member of the Board throughout the consulting term. The Consulting Agreement further provides that the Board and all applicable committees of the Board shall take all necessary actions to appoint Mr. Silverman as Chairman of the Board and as Chairman of the Audit Committee of the Board and that Mr. Silverman shall continue to serve as Chairman of the Board and Chairman of the Audit Committee throughout the consulting term. In addition, the Consulting Agreement provides that the Company shall take all actions within its control, including the recommendation of such director nominee by the Nominating and Governance Committee of the Board, to nominate and appoint one (1) additional member to the Board designated by Josh Silverman during the initial consulting term. The Company agreed to indemnify Mr. Silverman to the fullest and same extent as the Company provides indemnification to its directors from time to time under the Company’s Certificate of Incorporation, By-Laws and applicable law, and under the Company’s policies of Directors and Officers Liability Insurance. In addition, the Company agreed to provide compensation to Mr. Silverman in the same amounts as the Company provides to its non-employee directors for service in the capacity of a director of the Company.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As described under Item 1.01 above, pursuant to the Settlement Agreement, on August 4, 2016, (i) Board members Paul Freiman and Jay Haft resigned from the Board of the Company, its subsidiaries and all committees thereof, effective immediately and (ii) the Board appointed each of Mr. Joshua Silverman and Dr. Kenneth J. Gorelick to the Board, each to serve in accordance with the Company’s By-laws until his respective successor is duly elected and qualified or until his earlier resignation or removal . In addition, the Board appointed Mr. Silverman as Chairman of the Board and Chairman of the Audit Committee and Dr. Gorelick as a member of the Nominating and Governance Committee.

Except for the Settlement Agreement and the Consulting Agreement described in Item 1.01 above, there is no arrangement or understanding between either of Mr. Silverman or Mr. Gorelick and any other person pursuant to which either of Mr. Silverman or Mr. Gorelick was selected to serve as a director of the Company.

Except for the Settlement Agreement, the Consulting Agreement and the purchase of Series B Preferred Stock and Warrants by certain affiliates of Mr. Silverman pursuant to a Securities Purchase Agreement, dated November 13, 2015, as described below, there are not any transactions that would be reportable under Item 404(a) of Regulation S-K.

On November 13, 2015, American Capital Management, LLC, a retirement vehicle for the benefit of Mr. Silverman and others ("American Capital"), entered into a Securities Purchase Agreement with the Company pursuant to which American Capital purchased for an aggregate of $200,000 shares of Series B Preferred Stock convertible into 333,333 shares of common stock and certain warrants to acquire 1,666,665 shares of common stock at an exercise price of $0.80 per share.  Such warrants are subject to a conversion cap that precludes the holder thereof from converting such warrants to the extent that the holder would, after such exercise, beneficially own (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended) in excess of 9.99% of the shares of common stock outstanding.  In addition, American Capital entered into a Registration Rights Agreement, dated as of November 13, 2015, for the registration of the resale of the common stock issued or issuable in the private placement.

Consistent with the Company’s standard compensation arrangements for non-employee directors, each of Mr. Silverman and Mr. Gorelick will receive (i) an option to purchase, at an exercise price equal to the greater of $0.60 or the price at which the Company’s common stock closes on August 4, 2016, as reported by the OTCQB, up to 250,000 shares of the Company’s common stock for his service to the Company as a non-employee director, and (ii) an option to purchase, at an exercise price equal to the greater of $0.60 or the price at which the Company’s common stock closes on August 4, 2016, as reported by the OTCQB, up to 50,000 shares of the Company’s common stock for his service on a committee of the Board, all of such options to vest in equal daily installments over a five-year period beginning on the date of grant. The options are granted subject to a stock option agreement to be entered into by and between the Company and each director evidencing the granting of the options, substantially in the form of the Company’s standard form of stock option.

As described under Item 1.01 above, pursuant to the Ramat Separation Agreement, on October 3, 2016, Mr. Ramat will resign as President and Chief Executive Officer and as a member of the Board of Directors of the Company effective October 3, 2016 but he will remain as a consultant to the Company until February 28, 2018.

In addition, in connection with the resignations of each of Mr. Freiman and Mr. Haft from the Board, the Company entered into the Director Separation Agreements, dated August 4, 2016, with each of Mr. Freiman and Mr. Haft.

The information set forth under Item 1.01 of this Current Report on Form 8-K with respect to the Ramat Separation Agreement, the Director Separation Agreements and the Consulting Agreement is hereby incorporated into this Item 5.02 by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

10.1	Ramat Separation Agreement, dated August 4, 2016, between Neurotrope, Inc., Neurotrope Bioscience, Inc. and Charles S. Ramat.

10.2	Director Separation Agreement, dated August 4, 2016, between Neurotrope, Inc. and Paul E. Freiman.

10.3	Director Separation Agreement, dated August 4, 2016, between Neurotrope, Inc. and Jay M. Haft.
10.4	Consulting Agreement, dated August 4, 2016, between Neurotrope, Inc. and SM Capital Management, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROTROPE, INC.

Date: August 5, 2016	By: /s/ Robert Weinstein
	Name:	Robert Weinstein
	Title:	Chief Financial Officer, Executive Vice President, Secretary and Treasurer

Exhibit 10.1

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (the “Agreement”), dated as of August 4, 2016 (the “Notice Date”) and effective as of the Effective Date (as defined in this Agreement), is made by and between Neurotrope, Inc., a Nevada corporation and its operating subsidiary, Neurotrope BioScience, Inc., a Delaware corporation (collectively, the “Company”), and Charles S. Ramat (“Executive”).

WHEREAS, the Company and the Executive entered into an Employment Agreement dated as of September 28, 2015 (the “Employment Agreement”) pursuant to which the Company employed Executive to serve as President and Chief Executive Officer; and

WHEREAS, the Company and the Executive desire to provide for an amicable and mutually agreed transition of executive management; to implement the provisions in the Employment Agreement for termination of Executive by the Company without Cause and to make certain amendments to the Employment Agreement, all in accordance with the terms and conditions of this Separation Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows (capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Employment Agreement).

1.           Interim CEO. Executive’s employment and Employment Term as Chief Executive Officer (CEO) of the Company shall continue for 60 days after the Notice Date (the “Notice Period”). During the Notice Period, the Company will continue to pay Executive his current Base Salary and will continue Executive’s participation in the Company’s benefit plans, except that his Base Salary shall be reduced $10,000 per month.

2.           Reporting. Executive shall report solely to the entire Board of Directors of the Company (and not to an Executive Committee or other person or group) during the Notice Period, and will resign from the Board and all other positions Executive holds with the Company at the end of the Notice Period, or earlier if requested by the Board. Executive hereby waives his rights to be a management nominee to the Board. As provided in the Employment Agreement, Executive need only follow “reasonable and lawful directions” given by the Board.

3.           Transition Responsibilities. Executive’s responsibilities during the Notice Period will be primarily to assist in transition of his duties to other employees of the Company and Joshua Silverman, consultant to the Company, and such other duties as the Board may request from time to time. Executive will not participate in or be responsible for any negotiations, terminations or modification of arrangements between the Company and other Company directors, officers, employees and shareholders, unless otherwise requested by the Board.

4.           Termination Without Cause; Entitled to Payments and Benefits. The parties agree that Executive is being terminated by the Company without Cause and that Executive will receive all of the Accrued Benefits described in the first paragraph of Section 9 of the Employment Agreement and all of the payments and benefits set forth in Section 9(a) of the Employment Agreement upon such event, including the “Severance” payment as defined therein. The “Date of Termination” for purposes of the Employment Agreement shall be 60 days after the Notice Date (or earlier, if the Company terminates the Notice Period). No other notices of termination shall be required of either party.

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5.           Payment of Severance. The Severance payment of $200,000 shall be paid to Executive on the Company’s first practical payroll date following the Date of Termination, provided the Executive has not exercised his right to revoke this Agreement.

6.           Restoration of Consulting Agreement. As provided in Section 14 of the Employment Agreement, on the Date of Termination, the Consulting Agreement effective February 28, 2013, as amended, between Ramat Consulting Group and Neurotrope Bioscience, Inc. (the “Consulting Agreement”), shall automatically and without any further action by any party hereto, be restored and become fully effective and reinstated on the same terms and conditions of such Consulting Agreement for the balance of its five (5) year term and which shall expire on February 28, 2018, including without limitation, payment of consulting fees at the rate of $50,000 per annum, payable monthly.

7.           Vesting and Exercisability of Stock Options. On the Date of Termination, (i) all unvested options under all of the Stock Option Agreements between the Company and Executive (including without limitation, those set forth on Schedule A to this Agreement) shall immediately vest, automatically and without any further action by the parties hereto notwithstanding that Executive, on the previously scheduled vesting dates, may no longer be an employee, director, or service provider to the Company, and (ii) all vested options (including those whose vesting occurs pursuant the preceding clause) under all of the Stock Option Agreements between the Company and Executive (including without limitation, those set forth on Schedule A to this Agreement) shall continue to be exercisable for a period of ten (10) years following the respective dates of grant.

8.           Successors. Section 26 of the Employment Agreement shall continue to require any successor to the Company as described therein to assume expressly and agree in writing to perform the obligations of the Company under the Employment Agreement and this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

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9.           Continuing Obligations. The Company and the Executive hereby agree that the obligations in Sections 10, 12, 13, 25 and 27 of the Employment Agreement shall continue in full force in effect in accordance with the terms therein following the Date of Termination notwithstanding the termination of Executive’s employment without Cause; provided, however, that the non-compete provision set forth in Section 27(b) of the Employment Agreement is hereby amended to read as follows:

“b.           Non – Compete. For and in consideration of this exposure to confidential and sensitive information, and further in consideration of the salary, bonuses, stock and other incentives set forth in this Agreement, Executive agrees that during his employment with the Company and for twelve (12) months following the termination of his employment by any party or for any reason other than a Change of Control, by the Company without Cause, or Non-Renewal or by the Executive with Good Reason he will not (i) directly or indirectly engage in or associate in any country in which the Company is doing or has plans to do business with any entity engaging in the business engaged in by the Company (i.e., research, development and sale of products using bryostatin or bryologs (collectively, the “Specified Products”); or (ii) solicit, for competitive business purposes with respect to the Specified Products, any customer or partner of the Company. Notwithstanding the foregoing, the Executive and his affiliates shall at all times be permitted to (i) own passive investments (where he is not a director or officer) of less than twenty (20%) percent of any other enterprise, (ii) own investments (where he is not a director or officer) in large capitalization publicly traded companies in the pharmaceutical or medical industry, even if by chance such large companies engage in activities covering the Specified Products and (iii) participate in a business that is engaged in the development and/or sale of products using bryologs only for the indication of AIDS.”

10.           Inventions; Records. The Company and the Executive hereby confirm that with respect to Section 28 of the Employment Agreement, Executive does not have any inventions, discoveries, improvements or patentable or copyrightable works made by the Executive during the Employment Term and related to the Specified Products in the Company’s business and the Company does not require or expect to receive any assignment or transfer of any such intellectual property from Executive. The Company and Executive hereby confirm that with respect to Section 12 of the Employment Agreement, that Executive does not have any separate files, records, reports or, electronic storage media relating to the Company nor any computer hardware or software or cell phones provided by or relating to the Company, nor any other property belonging to the Company.

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11.           Press Releases and Communications. Both the Company and Executive shall have mutual consent rights over any press releases, public communications and references to Executive in the Company’s securities filings, relating to Executive’s separation from the Company, which generally shall describe that there has been an amicable, mutually agreed transition without cause by the Company or Executive. Executive agrees that he will not make or cause to be made any disparaging or negative statements about the Company or any of its directors, officers or employees, and the Company agrees that it will not, and it will direct its directors and officers not to, make any disparaging or negative statements about Executive.

12.           Mutual Releases. (a) Executive, on behalf of himself and his heirs, personal representatives, successors and assigns, hereby releases, discharges and waives any and all claims, counterclaims, actions or causes of action whether asserted or unasserted and whether known or unknown which he, she or they have possessed or may possess up until the time of the Effective Date against the Company and its affiliates, and covenants not to sue any of them for any of such claims including, without limitation, claims (x) under the Employment Agreement or any other agreement between the Executive and the Company, or (y) under any state or federal law relating to Employment or prohibited discrimination or retaliation in employment including, without limitation, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act or the Older Workers’ Benefit Protection Act, the New York State Human Rights Law, the New York City Human Rights Law, and the New Jersey Law Against Discrimination, excepting from such release (1) the terms and conditions of this Agreement and documents contemplated to be delivered hereby, (2) Executive’s entitlement to the Accrued Benefits and Severance and rights under all executive and employee benefit plans of the Company in which Executive participates, (3) continued indemnification pursuant to Section 25 of the Employment Agreement as well as under the Company’s Certificate of Incorporation, By-Laws, and applicable law, (4) continued coverage as a named insured under all of the Company’s D&O insurance policies, (5) all rights under stock option and stock award agreements, shareholder, registration rights, investor rights and similar agreements to which Executive and the Company are a party, (6) all rights as a shareholder of the Company and (7) restoration of the Consulting Agreement as referred to in Section 6 of this Agreement, and (b) effective on the Effective Date, and excepting only the terms and conditions of this Agreement and the documents contemplated to be delivered hereby, the Company, on behalf of itself and its affiliates and its and their successors and assigns, hereby releases, discharges and waives any and all claims, counterclaims, actions and causes of action whether asserted or unasserted and whether known or unknown which it, he or they may have possessed or may possess up until the time of the Effective Date against Executive, and his heirs, personal representatives, successors and assigns, including without limitation, any claims in any way related to Executive’s employment with the Company or his acts or omissions as a director or officer of the Company, or any possible legal, equitable, contract or tort claim, whether based on breach of contract, fraud, libel, slander, tortious interference with business relations or otherwise, and covenants not to sue any of them for any such claims. The foregoing releases to Executive shall include, without limitation, any signatures, evaluations, certifications and actions taken with respect to the Company's 10-Q for the quarter ending June 30, 2016 and related management representation letters to the Company's accountants, even if these occur after the Effective Date or the date of this Agreement. Notwithstanding the foregoing, the Company’s release of the Executive shall not include any claims arising out of or relating to any conduct of the Executive that is criminal or fraudulent as determined in a final non-appealable judgment.

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13.           Additional Releases. Simultaneously with the execution and delivery of this Agreement, Executive shall have received release and immunity agreements (the “Investor Releases”) (substantially similar to the provisions of Section 12 above) from Iroquois Master Fund Ltd., Ellis International and Katalyst Securities and their respective affiliates.

14.           Company Authorization. The Company represents and warrants to Executive that this Agreement has been duly authorized by all necessary corporate action of its Board of Directors, has been duly executed and delivered by an authorized signatory of the Company, and is the legally valid, binding and enforceable obligation of the Company in accordance with its terms. The Executive represents and warrants to the Company that this Agreement has been duly executed and delivered by him and is the legally valid, binding and enforceable obligation of the Executive in accordance with its terms.

15.           Entire Agreement and Amendment. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and to the extent any provision of the Employment Agreement is inconsistent herewith, it shall be deemed amended to conform to this Agreement, and in the event of any conflict between the provisions of this Agreement and the Employment Agreement, this Agreement shall control and govern. This Agreement may be amended only by a written document signed by both parties to this Agreement.

16.           Governing Law. This Agreement and the Employment Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Agreement to the substantive law of another jurisdiction, and any action brought hereunder shall be brought in a court of competent jurisdiction in the State of New York. The Company and the Executive do hereby submit to personal jurisdiction of the federal and state courts located in the State of New York for purposes of any action brought hereunder.

17.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.           Severability. If any section, subsection or provision hereof is found for any reason whatsoever to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a count to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set for the herein by the parties themselves in the modified form.

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19.           Warranties. By signing this Agreement, Executive acknowledges the following:

A.	He has carefully read and understands this Agreement.

B.	The Company advised him to consult with an attorney, Executive did consult with an attorney and his attorney prepared the initial draft of this Agreement, and reviewed this Agreement in its final form;

C.	He has been given twenty-one (21) days to consider his rights and obligations under this Agreement and to consult with an attorney about both;

D.	He understands that this Agreement is legally binding and by signing it he gives up certain rights;

E.	He has voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it;

F.	He has seven (7) days after he signs this Agreement to revoke it by notifying the Company in writing. This Agreement will not become effective or enforceable until this seven (7) day revocation period has expired (such date, the “Effective Date”); and

G.	This Agreement includes a waiver of all rights and claims he may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.).

20.           Notices. Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three (3) days after being sent by United States Certified Mail, postage prepaid, with Return Receipt Requested, or by courier delivery or by email with confirmed receipt, to the parties at their respective addresses set forth below or to such other address as shall be designated by such party by notice given in accordance herewith:

To the Company:

Robert Weinstein

Chief Financial Officer

Neurotrope, Inc.
50 Park Place, Suite 1401

Newark, New Jersey 07102

rweinstein@neurotropebioscience.com

To Executive:

Charles Ramat
20 W. 86th St., Apt. 4a
New York, New York 10024

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IN WITNESS WHEREOF the parties have executed this Agreement on the date first set forth above.

NEUROTROPE, INC.

By:	/s/ Robert Weinstein

Printed Name: Robert Weinstein

Title: Chief Financial Officer

NEUROTROPE BIOSCIENCE, INC.

By:	/s/ Robert Weinstein

Printed Name: Robert Weinstein

Title: Chief Financial Officer

EXECUTIVE:

/s/ Charles S. Ramat
Charles S. Ramat

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Exhibit 10.2

August 4, 2016

Paul E. Freiman

7 Harbor Drive

Port Chester, NY 10573

Re: Director Separation Agreement

In connection with your resignation from the Board of Directors of Neurotrope, Inc. (the "Company") effective as of August 4, 2016 (the “Effective Date”), you and the Company have agreed to the following:

1.           Vesting and Exercisability of Stock Options. On the Effective Date, (i) all unvested options under all of the Stock Option Agreements between the Company and you shall immediately vest, automatically and without any further action by the parties hereto notwithstanding that you, on the previously scheduled vesting dates, may no longer be a director or service provider to the Company, and (ii) all vested options (including those whose vesting occurs pursuant the preceding clause) under all of the Stock Option Agreements between the Company and you (including, without limitation, the options set forth on Schedule A) shall continue to be exercisable for a period of ten (10) years following the respective dates of grant.

2.           Press Releases and Communications. Both the Company and you shall have mutual consent rights over any press releases, public communications and references to you in the Company’s securities filings, relating to your resignation from the Board of Directors of the Company. You agree that you will not make or cause to be made any disparaging or negative statements about the Company or any of its directors, officers or employees, and the Company agrees that it will not, and it will direct its directors and officers not to, make any disparaging or negative statements about you.

3.           Mutual Releases. (a) You, on behalf of yourself and your heirs, personal representatives, successors and assigns, hereby release, discharge and waive any and all claims, counterclaims, actions or causes of action whether asserted or unasserted and whether known or unknown which you, he, she or they have possessed or may possess up until the time of the Effective Date against the Company and its affiliates, and covenants not to sue any of them for any of such claims, excepting from such release (1) the terms and conditions of this Agreement and documents contemplated to be delivered hereby, (2) continued indemnification under the Company’s Certificate of Incorporation, By-Laws, and applicable law, (3) continued coverage as a named insured under all of the Company’s D&O insurance policies, (4) all rights under stock option and stock award agreements, shareholder, registration rights, investor rights and similar agreements to which Executive and the Company are a party, and (5) all rights as a shareholder of the Company, and (b) effective on the Effective Date, and excepting only the terms and conditions of this Agreement and the documents contemplated to be delivered hereby, the Company, on behalf of itself and its affiliates and its and their successors and assigns, hereby releases, discharges and waives any and all claims, counterclaims, actions and causes of action whether asserted or unasserted and whether known or unknown which it, he or they may have possessed or may possess up until the time of the Effective Date against you, and your heirs, personal representatives, successors and assigns, including without limitation, any claims in any way related to your acts or omissions as a director of the Company, or any possible legal, equitable, contract or tort claim, whether based on breach of contract, fraud, libel, slander, tortious interference with business relations or otherwise, and covenants not to sue any of them for any such claims. Notwithstanding the foregoing, the Company’s release of you shall not include any claims arising out of or relating to any of your conduct that is criminal or fraudulent as determined in a final non-appealable judgment.

Neurotrope, Inc.

August 4, 2016

This agreement may be executed in any number of counterparts, which together shall constitute this agreement. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to the conflict of laws principles thereof). Any amendments or modifications hereto must be executed in writing by all parties.

[Signature Page Follows]

Neurotrope, Inc.

August 4, 2016

If the foregoing correctly sets forth our agreement and understanding, please indicate your acceptance of the foregoing by signing and returning to me a copy of this agreement.

Very truly yours,

NEUROTROPE, INC.

By:	/s/ Robert Weinstein
Name: Robert Weinstein
Title: Chief Financial Officer

Accepted and Agreed:

Name:	/s/ Paul E. Freiman
Paul E. Freiman

Date:	August 4, 2016

Exhibit 10.3

August 4, 2016

Jay M. Haft

110 East 57th Street, Apartment 14A

New York, NY 10022

Re: Director Separation Agreement

In connection with your resignation from the Board of Directors of Neurotrope, Inc. (the "Company") effective as of August 4, 2016 (the “Effective Date”), you and the Company have agreed to the following:

1.           Vesting and Exercisability of Stock Options. On the Effective Date, (i) all unvested options under all of the Stock Option Agreements between the Company and you shall immediately vest, automatically and without any further action by the parties hereto notwithstanding that you, on the previously scheduled vesting dates, may no longer be a director or service provider to the Company, and (ii) all vested options (including those whose vesting occurs pursuant the preceding clause) under all of the Stock Option Agreements between the Company and you (including, without limitation, the options set forth on Schedule A) shall continue to be exercisable for a period of ten (10) years following the respective dates of grant.

2.           Press Releases and Communications. Both the Company and you shall have mutual consent rights over any press releases, public communications and references to you in the Company’s securities filings, relating to your resignation from the Board of Directors of the Company. You agree that you will not make or cause to be made any disparaging or negative statements about the Company or any of its directors, officers or employees, and the Company agrees that it will not, and it will direct its directors and officers not to, make any disparaging or negative statements about you.

3.           Mutual Releases. (a) You, on behalf of yourself and your heirs, personal representatives, successors and assigns, hereby release, discharge and waive any and all claims, counterclaims, actions or causes of action whether asserted or unasserted and whether known or unknown which you, he, she or they have possessed or may possess up until the time of the Effective Date against the Company and its affiliates, and covenants not to sue any of them for any of such claims, excepting from such release (1) the terms and conditions of this Agreement and documents contemplated to be delivered hereby, (2) continued indemnification under the Company’s Certificate of Incorporation, By-Laws, and applicable law, (3) continued coverage as a named insured under all of the Company’s D&O insurance policies, (4) all rights under stock option and stock award agreements, shareholder, registration rights, investor rights and similar agreements to which Executive and the Company are a party, and (5) all rights as a shareholder of the Company, and (b) effective on the Effective Date, and excepting only the terms and conditions of this Agreement and the documents contemplated to be delivered hereby, the Company, on behalf of itself and its affiliates and its and their successors and assigns, hereby releases, discharges and waives any and all claims, counterclaims, actions and causes of action whether asserted or unasserted and whether known or unknown which it, he or they may have possessed or may possess up until the time of the Effective Date against you, and your heirs, personal representatives, successors and assigns, including without limitation, any claims in any way related to your acts or omissions as a director of the Company, or any possible legal, equitable, contract or tort claim, whether based on breach of contract, fraud, libel, slander, tortious interference with business relations or otherwise, and covenants not to sue any of them for any such claims. Notwithstanding the foregoing, the Company’s release of you shall not include any claims arising out of or relating to any of your conduct that is criminal or fraudulent as determined in a final non-appealable judgment.

Neurotrope, Inc.

August 4, 2016

This agreement may be executed in any number of counterparts, which together shall constitute this agreement. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to the conflict of laws principles thereof). Any amendments or modifications hereto must be executed in writing by all parties.

[Signature Page Follows]

Neurotrope, Inc.

August 4, 2016

If the foregoing correctly sets forth our agreement and understanding, please indicate your acceptance of the foregoing by signing and returning to me a copy of this agreement.

Very truly yours,

NEUROTROPE, INC.

By:	/s/ Robert Weinstein
Name: Robert Weinstein
Title: Chief Financial Officer

Accepted and Agreed:

Name:	/s/ Jay M. Haft
Jay M. Haft

Date:	August 4, 2016

Exhibit 10.4

COMPANY CONSULTING AGREEMENT

CONSULTING AGREEMENT effective as of August 4, 2016 between NEUROTROPE, INC., a Nevada corporation, having a mailing address at 50 Park Place, Suite 1401, Newark, New Jersey 07102 (the “Company”) and SM CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (“Consultant”).

WITNESSETH:

WHEREAS, the Company is engaged in the research, design and development, of proprietary technologies and pharmaceuticals for the diagnosis and treatment of Alzheimer’s Disease and licenses, owns and controls intellectual property relating thereto;

WHEREAS, Consultant is owned and controlled by Joshua Silverman;

WHEREAS, in view of Mr. Silverman’s financial and corporate governance expertise and experience in designing and executing complex, value-accretive transactions, the Company desires to retain Consultant to provide consulting services to the Company, all upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements set forth below and intending to be legally bound, the parties hereto agree as follows:

1.           Retention of Consultant; Term. (a) The Company hereby agrees to retain the Consultant, and the Consultant hereby agrees to serve, as an independent consultant to the Company, in accordance with the terms and provisions of this Agreement, during the Consulting Term. The Consulting Term shall initially be set at one- year from the date of this Agreement, and thereafter, will be automatically renewed from year to year on August 4th of each year, without any further action by the parties, unless either the Company or Consultant notifies the other party in writing at least thirty (30) days prior to the expiration of the Consulting Term then in effect that it does not desire to renew this Agreement

(b)           The Company may terminate the Consulting Term for “Cause”, upon thirty (30) days written notice describing the circumstances thereof in reasonable detail (during which time Consultant shall have the opportunity to explain the situation and correct any misunderstandings). As used herein, the term “Cause” shall mean: (i) any material breach of this Agreement by the Consultant; (ii) any willful or gross neglect by the Consultant of his duties and responsibilities hereunder; (iii) any fraud, criminal misconduct, breach of fiduciary duty, dishonesty, gross negligence or willful misconduct by the Consultant in connection with the performance of his duties and responsibilities hereunder; (iv) the commission by the Consultant of any (A) felony or (B) crime or act of moral turpitude; (v) any action by the Consultant that may materially impair or damage the reputation of the Company; (vi) insubordinate disregard of any lawful direction given to the Consultant by the Board; or (viii) failure or refusal to comply with the Company’s lawful policies and procedures.

(c)           Consultant may terminate the Consulting Term for “Good Reason”. For purposes of this Agreement, “Good Reason” shall mean that the Company has failed to pay Consultant any compensation or reimbursements due to Consultant under Sections 3 or 4 of this Agreement, or the Company has breached any of its representations, warranties or covenants under this Agreement, or the Company or its management has engaged in willful and intentional acts of fraud or illegal activity involving the Company, and any such failure, breach or default continues uncured after ten (10) days written notice from Consultant to the Company describing the circumstances thereof in reasonable detail (during which time the Company shall have the opportunity to explain the situation and correct any misunderstandings).

2.           Consulting Services of Consultant.

(a)           Consultant shall make available Mr. Silverman to provide consulting services for the Company, on a part-time basis, although there is no minimum time commitment. The consulting services to be performed by Consultant as an independent consultant to the Company during the Consulting Term shall include, but not be limited to, providing business development, financial communications and management transition services.

(b)           Mr. Silverman may provide services either from his own home or offices, or via telephone or video conference calls, emails, text, or other methods of communication. Mr. Silverman will render services from New York except upon Company approved and reimbursed travel to the Company’s facilities. Consulting services which shall count towards Mr. Silverman’s obligations shall include time spent at meetings, presentations and calls and on research and analysis relating to the Company, regardless of location, as well as travel time, whether out of town or locally. Mr. Silverman may schedule services to the Company, at their mutual convenience, and the Company recognizes that there may be weeks when Mr. Silverman is traveling on vacation or other business and work for the Company will be rescheduled for other times.

(c)           Mr. Silverman shall maintain any such information provided to him regarding the Company which is non-public and proprietary in confidence and shall not use, disclose or transfer such information for purposes competitive or adverse to the Company. However, the Company acknowledges that Mr. Silverman’s services with respect to the Company include attending and participating in meetings, calls and communications and providing information regarding the Company in presentations and negotiations, with professional advisors, investors, lenders, underwriters, customers, joint venturers, licensees, consultants, contractors and other counterparties of the Company, and any of such Mr. Silverman’s activities on behalf of the Company shall be permissible. Further, Consultant shall be entitled to disclose such Company information in response to court orders, subpoenas and other legal process, after notifying the Company of such requests so the Company has the opportunity to challenge or limit such request.

3.           Consulting Fees.           (b) As compensation for the services to be rendered by Consultant pursuant to this Agreement during the Consulting Term, the Company agrees to pay to Consultant a monthly fee of Ten Thousand Dollars ($10,000), to be wire transferred to Consultant’s account on or before the first day of each calendar month (with the first such payment to be made within two (2) business days of the execution of this Agreement).

(b)           Since the Consultant is an independent contractor of the Company and not an employee, there will be no withholding for taxes from any payments due to Consultant under this Agreement.

4.           Reimbursement of Expenses.

(a)           Consultant shall be reimbursed for all pre-approved travel in connection with the Consultant’s services to the Company, including without limitation, any travel to the Company’s facilities.

(b)          Consultant shall also be reimbursed, upon submission to the Company of appropriate vouchers and receipts, for all other out-of-pocket expenses reasonably incurred by Consultant in furtherance of the Company’s business.

(c)          Such reimbursements shall be paid promptly after the required submissions, and in no event less frequently than monthly.

(d)          The Company agrees to reimburse Consultant’s out-of-pocket legal and advisory fees in connection with Consultant’s recent proposed consent solicitation with respect to the Company, including, but not limited to, expenses incurred in connection with this Agreement, which reimbursement shall not exceed $50,000.

5.           Survival of Payment Obligations After any Termination.

In the event of any termination or expiration of the Consulting Term or this Agreement, the Company shall remain obligated and shall pay to Consultant, within ten (10) business days of the termination or expiration date, (i) all unpaid monthly compensation through the termination date and (ii) all unreimbursed expenses payable to Consultant pursuant to Section 4 above.

6.           No Joint Venture, Etc.

(a)           The Consultant and the Company shall be independent contractors and nothing in this Agreement shall be construed as creating a partnership, joint venture, employment or agency relationship between the Company or Consultant.

(b)           Consultant does not represent, warrant, guarantee or ensure any particular business results from the services which may be performed for the Company pursuant to this Agreement.

(c)           In the event that Consultant refers or introduces to the Company, or arranges for the Company to utilize the services of, third parties such as attorneys, accountants, investment bankers, brokers, finders, sales or marketing representatives, contractors or other consultants, such third parties will be direct contractors for the Company and not Consultant and their fees, commissions, disbursements and other charges will be the sole responsibility of the Company. Consultant is not providing any licensed professional services under this Agreement and the Company shall retain and rely upon its own attorneys, accountants, tax advisors, securities broker dealers, underwriters, engineers, appraisers and other licensed professionals.

(d)           The Company acknowledges that, in connection with Consultant’s performance of its services hereunder, Consultant and Mr. Silverman at all times is entitled to rely, as to accuracy and completeness, upon information furnished to them by the Company’s directors, officers, employees, professional advisors and agents.

(e)           Neither Consultant nor any of his affiliates assumes, assures, endorses or guarantees or shall have any responsibility for any liability, obligation or contract of the Company.

(f)           The Company does hereby indemnify Consultant, Mr. Silverman and their heirs, personal representatives, successors and assigns (“Consultant Indemnified Parties”) and agree to defend and hold them harmless from and against any and all claims, damages, charges, liabilities, losses, judgments, fines, penalties, amounts paid in settlement or satisfaction of claims, costs and expenses (including without limitation reasonable attorneys’ fees and expenses) arising out of, relating to or accruing in respect of (i) liabilities and obligations of the Company or its business, products or assets, and claims relating to the conduct of the Company’s business, including, without limitation, liabilities for taxes, regulatory fines, assessments and penalties, and any claims or disputes of the Company with customers, doctors, patients, hospitals or other medical providers, insurers, investors, lenders, licensees, licensors, consultants, contractors, employees or others and (ii) any breach or violation of any representation, warranty, covenant or obligation of the Company under this Agreement. The rights of indemnification provided by this Section 6(f) shall be in addition to, and not be deemed exclusive of, any other rights and remedies apart from this Agreement which may be available to Consultant, whether pursuant to the Share Purchase Agreement or by any other contract, at law, in equity or otherwise.

7.           Member of the Board of Directors; Chairman of the Board; Chairman of the Audit Committee; Right to Nominate an Additional Member to the Board of Directors.

(a)           Effective immediately, Mr. Silverman shall be appointed as a member of the Board of Directors (the “Board”) of the Company, and such appointment shall be ratified as of the date of this Agreement. Mr. Silverman shall continue to be a member of the Board of the Company throughout the Consulting Term.

(b)           As promptly as practicable following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to appoint Mr. Silverman as Chairman of the Board and as Chairman of the Audit Committee of the Board. Mr. Silverman shall continue to serve as Chairman of the Board and Chairman of the Audit Committee throughout the Consulting Term provided that Mr. Silverman qualifies to serve on such committee under any applicable federal securities laws and securities exchange rules and regulations.

(c)           The Company will indemnify Mr. Silverman to the fullest and same extent as the Company provides indemnification to its Directors from time to time under the Company’s Certificate of Incorporation, By-Laws and applicable law, and under the Company’s policies of Directors and Officers Liability Insurance. The Company will take steps to assure that Mr. Silverman is covered by the Company’s policies of Directors and Officers Liability Insurance.

(d)           The Company will provide compensation to Mr. Silverman in the same amounts as the Company provides to its non-employee Directors for service in the capacity of a Director.

(e)           The Company shall take all actions within its control, including the recommendation of such director nominee by the Nominating and Governance Committee of the Board, to nominate and appoint one (1) additional member to the Board designated by Josh Silverman during the initial consulting term.

8.           Notices. Any notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when mailed by first class registered or certified, postage prepaid, to their addresses as set forth above, or by courier delivery or by fax or email with confirmed receipt, or to such other address as shall be designated by such party by notice given in accordance herewith.

Copies of all notices to the Company shall be sent to

Robert Weinstein

Chief Financial Officer

Neurotrope, Inc.

50 Park Place, Suite 1401

Newark, New Jersey 07102

Tel: 917.837.4543

Email: rweinstein@neurotropebioscience.com

Copies of all notices to the Consultant shall be sent to

Andrew Freedman, Esq.

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Tel: (212) 451-2250

Fax: (212) 451-2222

Email: afreedman@olshanlaw.com

9.           General Provisions.

(a)           Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not be invalidate or render unenforceability such provision in any other jurisdiction.

(b)           No failure to exercise nor any delay in exercising on the part of any party of any right, power or privilege hereunder shall operate as a waiver thereof; not shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

(c)           None of the terms or provisions of this Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by Consultant and the Company. This Agreement shall inure to the benefit of and be enforceable by and binding upon Consultant and the Company and their respective heirs, personal representatives, successors and assigns. Neither the Company nor Consultant shall transfer or assign their rights or obligations under this Agreement.

(d)           Each of the parties hereto shall cooperate and take such actions, and execute such other documents and instruments, as may be reasonably requested by the others in order to carry out the provisions and purposes of this Agreement.

(e)           This Agreement may be executed in counterpart copies and each of which shall be an original but all of which shall constitute a single instrument.

(f)           The provisions and covenants set forth in this Agreement are for the benefit of the parties to this Agreement and not for the benefit of any third party or other person, and no third party or other person shall have any right to enforce the provisions and covenants against any party hereto.

(g)           This Agreement shall be construed and governed by the laws of the State of New York. Each party hereto for himself, itself and his or its heirs, personal representatives, successors and assigns, hereby consents to personal jurisdiction over him, it and them in the federal and state courts located in the State of New York. The Consultant may enforce this Agreement both in New York and any state where the Company is located.

(h)           The Company represents and warrants to Consultant that this Agreement has been duly authorized by all necessary corporate action, has been duly executed and delivered and constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms.

(i)           The Company will require any successor (whether direct or indirect, by purchase of assets or capital stock, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean the Company as hereinabove defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

IN WITNESS WHEREOF, the Company and Consultant have caused this Agreement to be executed as of the day and year first above written.

NEUROTROPE, INC.

By:	/s/ Robert Weinstein

Printed Name:	Robert Weinstein

Title:	Chief Financial Officer

SM CAPITAL MANAGEMENT, LLC

By:	/s/ Joshua Silverman
Joshua Silverman, Managing Member